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                                                                     Exhibit 99

NEWS RELEASE                                              HUNTINGTON BANKS LOGO

FOR IMMEDIATE RELEASE
January 14, 1998


For Further Information, Contact:
Media                                   Analysts
-----                                   --------
Hillary Jeffers  (614) 480-5413         Anne Creek      (614) 480-3954
                                        Laurie Counsel  (614) 480-3878


                 HUNTINGTON BANCSHARES REPORTS RECORD EARNINGS
                     FOR FOURTH QUARTER AND FULL YEAR 1997

     COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reported record fourth quarter net income of $90.7 million, or $.47 (basic earnings) per common share, an increase of 14.6% and 11.9%, respectively, over the fourth quarter of 1996. Key performance measures were equally strong; return on average equity (ROE) was 18.23% and return on average assets (ROA) was 1.41% for the quarter, up from 17.69% and 1.32% for the same period last year. The 1997 results discussed throughout the text of this release do not include the non-recurring charges taken in the third quarter related to the acquisition of First Michigan Bank Corporation.

     For the full year 1997, net income was $338.9 million, or $1.78 (basic earnings) per common share, an increase of 11.4% and 12.7%, respectively, over the $304.3 million and $1.58 earned in 1996. ROE and ROA were 17.88% and 1.35%, respectively, in the past twelve months, up from 17.13% and 1.30% last year.

     "1997 was a significant year for Huntington Bancshares, both for what our company accomplished and for the steps taken to position The Huntington for continued success," said Frank Wobst, chairman and chief executive officer. "It was a year of many challenges and changes, but most importantly, it was a good year. In truly financial terms, it was one of the best years in our history, and it was especially gratifying to end the year with such sound financial performance.

     "Operationally, we have also made much progress: we became one of the first banks in the nation to operate as one bank, restructuring our regions for maximum efficiency and

                                     (more)

             VISIT THE HUNTINGTON'S WEB SITE AT www.huntington.com
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successfully converting most of them to a common operating system; we have increased our market penetration through the opening of new offices and by introducing Internet banking; and, we have expanded our markets geographically through the acquisition of banks and banking offices in Michigan and Florida."

     Net interest income for the fourth quarter was $259.6 million, up $30.5 million, or 13.3%, from the year-ago quarter. Growth was primarily due to a 7.8% increase in average loans further bolstered by a 25 basis point increase in the net interest margin, which rose to 4.44% from 4.19% in 1996. Average core deposits grew 8.3% to $15.3 billion from $14.1 in the 1996 fourth quarter. Full year 1997 net interest income increased 14.8% to $1,027.2 million versus $895.1 million in 1996. Average total loans were up 10.0% for the year and core deposits increased 6.1%.

     Non-interest income was strong in both quarter over quarter and full year comparisons. Fourth quarter non-interest income, excluding securities gains, increased 18.3% to $87.5 million, from $73.9 million in 1996. Excluding securities gains, non-interest income increased 13.0% in 1997 to $334.9 million, compared with $296.4 million in 1996. The increase reflected growth in nearly all categories, most notably mortgage banking (up 26.8%), electronic banking fees (up 88.6%), and investment product sales (up 36.4%)

     Non-interest expense for the three and twelve month periods just ended was $188.5 million and $751.9 million compared with $165.0 million and $675.5 million the same time a year ago. The year over year increase in commissions (up 46.7%) represents a change in the way in which Huntington compensates employees as a result of its pro-active selling emphasis. Similarly, the increase in advertising (up 65%) reflects spending to promote and solidify brand awareness in the company's markets. The efficiency ratio showed improvement, dropping to 53.9% and 54.9% for the fourth quarter and twelve months just ended compared with 54.8% and 56.6%, respectively, for the corresponding periods last year.

       Credit quality remained solid. Nonperforming assets at 1997 year-end were $87.1 million, or 0.49% of total loans and other real estate, compared with 0.46% last year. The allowance for loan losses increased to $258.2 million, or 1.46% of loans, at December 31, 1997 compared with $230.8 million, or 1.38% of loans, at the same time last year. The net charge-off

                                     (more)
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ratio for the fourth quarter was 0.61%, up only slightly from the year ago quarter at 0.60%. Net charge-offs for the year were 0.50%.

     Huntington's average equity to average assets was 7.53% in the most recent twelve month period. The company continues to maintain a strong capital position, exceeding requirements for a "well-capitalized" institution. Tier I and total risk based capital ratios were 8.83% and 11.68%, respectively, at December 31, 1997.

     With over 132 years of serving the financial needs of its customers, Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio with assets in excess of $26 billion. Huntington provides innovative products and services through its 544 offices in Ohio, Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Pennsylvania, South Carolina, Virginia and West Virginia. Huntington also offers products and services through its technologically-advanced, 24-hour telephone bank, a network of more than 1,250 ATMs and its Web Bank at www.huntington.com. Huntington was added to the S & P 500 Index in August, 1997.



For faxed copies of current news releases, please call our fax-on-demand service, Company News on Call, at (800) 758-5804 extension 423276.

                                       ###
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                       HUNTINGTON BANCSHARES INCORPORATED
                       COMPARATIVE SUMMARY (CONSOLIDATED)
                    (in thousands, except per share amounts)

CONSOLIDATED RESULTS                     THREE MONTHS ENDED                                TWELVE MONTHS ENDED
    OF OPERATIONS                           DECEMBER 31,             CHANGE                    DECEMBER 31,              CHANGE
----------------------------          -------------------------------------           -----------------------------------------
                                        1997            1996            %                1997               1996            %
                                      --------        --------        -----           ----------         ----------       -----
Interest Income                       $499,760        $452,716         10.4 %         $1,981,473         $1,775,734        11.6 %
Interest Expense                       240,197         223,664          7.4              954,243            880,648         8.4
                                      --------        --------                        ----------         ----------
Net Interest Income                    259,563         229,052         13.3            1,027,230            895,086        14.8
Provision for Loan Losses               26,235          25,038          4.8              107,797             76,371        41.1
Securities Gains                         1,034           4,240        (75.6)               7,978             17,620       (54.7)
Non-Interest Income                     87,476          73,930         18.3              334,861            296,443        13.0
Non-Interest Expense                   188,532         165,008         14.3              803,108            675,510        18.9
Provision for Income Taxes              42,657          38,044         12.1              166,501            152,999         8.8
                                      --------        --------                        ----------         ----------
NET INCOME                            $ 90,649        $ 79,132         14.6 %         $  292,663         $  304,269        (3.8)%
                                      ========        ========                        ==========         ==========

OPERATING EARNINGS (1)
----------------------
   Net Income                         $ 90,649        $ 79,132         14.6 %         $  338,897         $  304,269        11.4 %
                                      ========        ========                        ==========         ==========
   Net Income per Common Share
        Basic                            $0.47           $0.42         11.9 %              $1.78              $1.58        12.7 %
        Diluted                          $0.47           $0.41         14.6 %              $1.76              $1.57        12.1 %

PER COMMON SHARE AMOUNTS (2)
----------------------------
  Net Income
        Basic                            $0.47           $0.42         11.9 %              $1.53              $1.58        (3.2)%
        Diluted                          $0.47           $0.41         14.6 %              $1.52              $1.57        (3.2)%

  Cash Dividends Declared                $0.20           $0.18         11.1 %              $0.76              $0.68        11.8 %

  Shareholders' Equity
    (period end)                        $10.56           $9.46         11.6 %             $10.56              $9.46        11.6 %

AVERAGE COMMON SHARES
  OUTSTANDING (2)                      191,522         190,156          0.7 %            190,804            192,492        (0.9)%

KEY RATIOS
----------
Return On:
  Average Total Assets                    1.41 %          1.32 %                            1.16 %             1.30 %
  Average Shareholders' Equity           18.23 %         17.69 %                           15.44 %            17.13 %
Efficiency Ratio (3)                     53.89 %         54.80 %                           54.91 %            56.59 %
Net Interest Margin                       4.44 %          4.19 %                            4.44 %             4.19 %
Average Equity/Average Assets             7.76 %          7.48 %                            7.53 %             7.60 %
Period-end Capital Ratios (4):
   Tier I Risk-Based                      8.83 %          8.11 %                            8.83 %             8.11 %
   Total Risk-Based                      11.68 %         11.29 %                           11.68 %            11.29 %
   Tier I Leverage                        7.77 %          6.80 %                            7.77 %             6.80 %

CONSOLIDATED STATEMENT
  OF CONDITION DATA                                               AT DECEMBER 31,
-------------------------------                     --------------------------------------------             CHANGE
                                                        1997                             1996                   %
                                                    -----------                      -----------             ------
Total Loans                                         $17,738,248                      $16,758,155                5.8 %
Total Deposits                                      $17,983,718                      $16,402,312                9.6
Total Assets                                        $26,730,540                      $24,371,946                9.7
Shareholders' Equity                                $ 2,025,391                      $ 1,785,658               13.4

ASSET QUALITY
-------------
Non-performing loans                                $    71,803                      $    59,462
Total non-performing assets                         $    87,146                      $    76,670
Allowance for loan losses/total loans                      1.46 %                           1.38 %
Allowance for loan losses/non-performing loans           359.55 %                         388.11 %
Allowance for loan losses and other real
   estate/non-performing assets                          294.32 %                         297.12 %

(1) Reported results as adjusted to exclude the impact of special charges in connection with the First Michigan acquisition.
(2)  Adjusted for stock splits and stock dividends, as applicable.
(3)  Excludes merger-related special charges.
(4)  Estimated.